Exhibit 99.1

NRG Yield, Inc. Reports First Quarter 2014 Results,

Announces First-Ever NRG ROFO Asset Acquisition, and

Raises Quarterly Dividend by 6%

Financial Highlights

•                  $69 million of Adjusted EBITDA in the first quarter of 2014

•                  $24 million of Cash Available for Distribution (CAFD) in the first quarter of 2014

•                  $345 million in new convertible notes issued during the first quarter of 2014

•                  Revolver increased in April to $450 million thereby improving pro forma liquidity to $891 million

•                  Declared quarterly dividend of $0.33 per share of Class A common stock ($1.32 per share annualized); paid on March 17, 2014 to stockholders of record on March 3, 2014

Increasing Dividend

•                  6% quarter over quarter increase in dividend payable on the Company’s Class A Common Stock to $0.35 per share ($1.40 per share annualized)

Announcing First Ever ROFO Acquisitions

•                  On May 5, 2014  NRG Yield entered into a definitive agreement with NRG Energy, Inc. to buy the following facilities for $349 million to be paid with cash on hand, including the assumption of  $657 million project debt:

•                  TA High Desert — 20 MW solar facility located in LA County, CA

•                  RE Kansas South — 20  MW solar facility located in Kings County, CA

•                  El Segundo Energy Center — 550 MW fast-start, gas-fired facility located in LA County, CA

•                  Increases annual run-rate Adjusted EBITDA and CAFD by approximately $100 million and $30 million, respectively. NRG Yield expects to close the transaction this quarter.

Reaffirming 2014 Guidance

•                  Full year guidance of  $292 million Adjusted EBITDA and $115 million CAFD affirmed pending update after the closing of the NRG ROFO acquisitions

PRINCETON, NJ; May 6, 2014 — NRG Yield, Inc. (NYSE: NYLD) today reported first quarter 2014 Adjusted EBITDA of $69 million. Net income for the first quarter was $18 million, or $0.17 per diluted Class A common share.

“Excellent performance across all operating segments allowed NRG Yield to post stronger than expected first quarter results. Having established with NRG a fair and workable drop down process in connection with the first set of NRG ROFO assets, NRG Yield is well positioned to substantially grow its dividend,” said NRG Yield’s Chairman and Chief Executive Officer David Crane. “In addition, NRG Yield’s strong liquidity position, enhanced by the recent convertible debt issuance and increase in the Company’s revolver, permits the Company to execute on its growth plans — including the acquisition of the EME eligible assets.”

Overview of Financial and Operating Results

Table 1: Selected Financial Results

	Three Months Ended
($ in millions)	3/31/14	3/31/13
Operating Revenue	110	53
Net Income	18	11
Adjusted EBITDA	69	32
Cash Available for Distribution	24	(7)

Table 2: Selected Operating Results

	Three Months Ended
	3/31/14	3/31/13
Equivalent Availability Factor (Conventional)	93.4%	85.2%
Renewable Generation Sold (MWh in ‘000s)	227	182
Thermal Generation Sold (MWht in ‘000s)	667	505

Segment Results

Table 3: Adjusted EBITDA

($ in millions)	Three Months Ended
Segment	3/31/14	3/31/13
Conventional	31	9
Renewable	20	14
Thermal	19	11
Corporate	(1)	(2)
Adjusted EBITDA	69	32

Table 4: Net Income

($ in millions)	Three Months Ended
Segment	3/31/14	3/31/13
Conventional	16	4
Renewable	(4)	4
Thermal	13	5
Corporate	(7)	(2)
Net Income	18	11

First quarter Adjusted EBITDA was $69 million and Net Income was $18 million; $37 million and $7 million higher than first quarter 2013, respectively. The increase in Adjusted EBITDA is due to commercial operations being reached by new projects across the Conventional and Renewable segments. Additionally, the Thermal segment benefited from the acquisition of Energy Systems Company (ESC), the conversion of the Dover facility to natural gas, and an increase in steam sales by 11% due to colder than expected weather. Chilled water sales increased by 34% in the west as a result of warmer temperatures and customer growth.

Operational Performance

For the first quarter, generation for the Company’s renewable assets was 25% higher than the same period in 2013 mainly due to full operation of CVSR in the first quarter 2014. Equivalent Availability Factor (EAF) for the Company’s conventional assets improved 10% year over year with all three assets achieving availability above 90%. Overall availability improvement was driven by improved year on year performance from the GenConn Middletown facility. Favorable conventional generation was driven by full operation of Marsh Landing in the first quarter 2014. Additionally, power generation production overall was up significantly because Dover was offline during first quarter 2013 as it was being converted to natural gas.

Liquidity and Capital Resources

Table 5: Liquidity

($ in millions)	3/31/14	12/31/13
Cash and Cash Equivalents	420	36
Restricted Cash	21	54
Total Cash	441	90

Revolver Availability	60	60
Total Liquidity	501	150
Revolver Increase as of 4/25/2014	390	—
Pro Forma Liquidity	891	150

Total pro forma liquidity was $891 million, an increase of $741 million from December 31, 2013. This reflects an increase in revolver availability of $390 million as well as changes in cash driven by the following items:

•                  $466 million of cash inflows, consisting of the following items:

•                  $337 million proceeds from the issuance of the convertible notes, net of debt issuance costs

•                  $96 million of proceeds from renewable energy grants

•                  $16 million of net cash provided by operating activities

•                  $17 million of other cash inflows from investing activities

•                  Offset by $115 million of cash outflows, consisting of the following items:

•                  $74 million payments for long-term debt, primarily related to the Alpine cash grant bridge loan

•                  $22 million of dividends and distributions to NRG Yield stockholders and NRG

•                  $19 million in capital expenditures

Acquisition of NRG ROFO Assets

On May 5, 2014, NRG and NRG Yield entered into a definitive agreement regarding the sale of the following NRG ROFO Assets: TA High Desert, RE Kansas South, and El Segundo Energy Center for $349 million in total cash consideration, plus assumed project debt of $657 million (as of March 31, 2014) excluding adjustments for working capital at close. The sale is subject to certain third party and regulatory approvals and is expected to close this quarter. NYLD intends to fund the purchase with cash on hand and expects the acquisition to increase annual run-rate Adjusted EBITDA by approximately $100 million and annual run-rate CAFD by approximately $30 million. Additional interest expense of approximately $12 million resulting from the recent issuance of convertible notes will partially offset this increase in CAFD to an annual run-rate of $18 million. These assets will augment NRG Yield’s portfolio with an additional 40 MW of solar and 550 MW of fast-start natural gas generation. NRG Yield expects to update 2014 Adjusted EBITDA and CAFD guidance following the closing of the transaction.

Convertible Debt Issuance

During the first quarter of 2014, NRG Yield issued convertible debt totaling $345 million due 2019. The company intends to use the net proceeds of $337 million for the acquisition of the three ROFO assets from NRG.

Quarterly Dividend

On January 30, 2014, the Company’s Board of Directors declared a quarterly dividend on Class A common stock of $0.33 per share ($1.32 per share annualized) which was paid on March 17, 2014 to stockholders of record as of March 3, 2014.

On May 5, 2014, the Company’s Board of Directors, declared a quarterly dividend on Class A common stock of $0.35 per share ($1.40 per share annualized) payable on June 16, 2014 to stockholders of record as of June 2, 2014.

2014 Guidance

As initiated last quarter, NRG Yield is providing guidance for the prompt quarter. For the second quarter of 2014, the Company expects Adjusted EBITDA of $75 million and CAFD of $22 million. NRG Yield will update full-year guidance upon the closing of the acquisition of the NRG ROFO assets.

Table 6: Adjusted EBITDA and Cash Available for Distribution Guidance

	5/6/14		2/28/14
($ in millions)	2014 Full Year	Second Quarter	2014 Full Year
Adjusted EBITDA	292	75	292
Less: Pro-rata Adjusted EBITDA from unconsolidated affiliates	(72)	(21)	(72)
Add: Cash distributions from unconsolidated affiliates	41	6	41
Cash interest paid (excludes interest associated with convertible debt)	(63)	(16)	(63)
Maintenance capital expenditures	(13)	(5)	(13)
Change in other assets	1	(9)	1
Principal amortization of indebtedness	(71)	(8)	(71)
Estimated Cash Available for Distribution	115	22	115

About NRG Yield, Inc.

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S., including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than 1 million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in more than 23 locations. NRG Yield is traded on the New York Stock Exchange under the symbol NYLD. Visit nrgyield.com for more information.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our Adjusted EBITDA, cash available for distribution, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG Yield believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully implement acquisitions, our ability to enter into new contracts as existing contracts expire, our ability to obtain anticipated Section 1603 Cash Grants and our ability to maintain and grow our quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

NRG Yield undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and cash available for distribution are estimates as of today’s date, May 6, 2014, and are based on assumptions believed to be reasonable as of this date. NRG Yield expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG Yield makes available free of charge at www.nrgyield.com, copies of materials it files with, or furnish to, the SEC.

Contacts:

Media:	Investors:

Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

David Knox	Daniel Keyes
832.357.5730	609.524.4527

NRG YIELD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
(In millions, except per share amounts)	2014	2013
Operating Revenues
Total operating revenues	$110	$53
Operating Costs and Expenses
Cost of operations	53	29
Depreciation and amortization	17	10
General and administrative - affiliate	2	2
Total operating costs and expenses	72	41
Operating Income	38	12
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	1	4
Other income, net	1	—
Interest expense	(19)	(5)
Total other income/(expense)	(17)	(1)
Income Before Income Taxes	21	11
Income tax expense	3	—
Net Income	$18	$11
Less: Net income attributable to noncontrolling interest	14
Net income attributable to NRG Yield, Inc.	$4
Earnings per share attributable to Class A common stockholders
Basic weighted average number of Class A common shares outstanding	23
Basic earnings per Class A common share	$0.18
Diluted weighted average number of Class A common shares outstanding	30
Diluted earnings per Class A common share	$0.17
Dividends per Class A common share	$0.33

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three months ended March 31,
	2014	2013
	(In millions)
Net Income	$18	$11
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on derivatives, net of income tax benefit of $1 and $0	(6)	1
Other comprehensive (loss) income	(6)	1
Comprehensive Income	12	$12
Less: Comprehensive income attributable to noncontrolling interest	10
Comprehensive Income Attributed to NRG Yield, Inc.	$2

NRG YIELD, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$420	$36
Restricted cash	21	54
Accounts receivable - trade	38	40
Accounts receivable - affiliate	1	1
Inventory	15	14
Derivative instruments	1	1
Notes receivable	2	2
Renewable energy grant receivable	—	102
Prepayments and other current assets	4	17
Total current assets	502	267
Property, plant and equipment
In service	1,703	1699
Under construction	8	6
Total property, plant and equipment	1,711	1,705
Less accumulated depreciation	(181)	(164)
Net property, plant and equipment	1,530	1,541
Other Assets
Equity investments in affiliates	229	227
Notes receivable	5	6
Notes receivable - affiliate	—	2
Intangible assets, net of accumulated amortization of $7 and $6	85	86
Derivative instruments	7	11
Deferred income taxes	144	146
Other non-current assets	32	27
Total other assets	502	505
Total Assets	$2,534	$2,313

NRG YIELD, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(In Millions)	March 31, 2014	December 31, 2013
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$71	$133
Accounts payable	14	40
Accounts payable - affiliate	26	41
Derivative instruments	22	23
Accrued expenses and other current liabilities	17	20
Total current liabilities	150	257
Other Liabilities
Long-term debt	1,310	1,000
Derivative instruments	20	16
Other non-current liabilities	23	29
Total non-current liabilities	1,353	1,045
Total Liabilities	1,503	1,302
Commitments and Contingencies
Stockholders’/Members’ Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized none issued	—	—
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 22,511,250 shares issued	—	—
Class B common stock, $0.01 par value; 500,000,000 shares authorized; 42,738,750 shares issued	—	—
Additional paid-in capital	644	621
Retained earnings	4	8
Accumulated other comprehensive loss	(2)	—
Noncontrolling interest	385	382
Total Stockholders’/Members’ Equity	1,031	1,011
Total Liabilities and Stockholders’/Members’ Equity	$2,534	$2,313

NRG YIELD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
	2014	2013
	(In millions)
Cash Flows from Operating Activities
Net income	$18	$11
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	1	(3)
Depreciation and amortization	17	10
Amortization of financing costs and debt discount/premium	1	1
Amortization of intangibles and out-of-market contracts	1	—
Changes in deferred income taxes	3	—
Changes in derivative instruments	—	(2)
Changes in other working capital	(25)	(7)
Net Cash Provided by Operating Activities	16	10
Cash Flows from Investing Activities
Capital expenditures	(19)	(179)
Decrease in restricted cash, net	33	1
Decrease in notes receivable	3	2
Proceeds from renewable energy grants	96	—
Investments in unconsolidated affiliates	3	(6)
Other	11	—
Net Cash Provided by/(Used by) Investing Activities	127	(182)
Cash Flows from Financing Activities
Capital contributions from NRG	—	133
Dividends and returns of capital to NRG	—	(299)
Payment of dividends	(22)	—
Proceeds from issuance of long-term debt - external	345	356
Payment of debt issuance costs	(8)	(4)
Payments for long-term debt - external	(74)	(13)
Net Cash Provided by Financing Activities	241	173
Net Increase in Cash and Cash Equivalents	384	1
Cash and Cash Equivalents at Beginning of Period	36	22
Cash and Cash Equivalents at End of Period	$420	$23

Appendix Table A-1: First Quarter 2014 Segment Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income / (loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	16	(4)	13	(7)	18
Plus:
Income Tax	—	—	—	3	3
Interest Expense, net	4	10	2	3	19
Depreciation and Amortization	7	6	4	—	17
Contract Amortization	—	—	—	—	—
Adjustments to reflect Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	8	—	—	12

Adjusted EBITDA	31	20	19	(1)	69

Appendix Table A-2: First Quarter 2013 Segment Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income / (loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	4	4	5	(2)	11
Plus:
Income Tax	—	—	—	—	—
Interest Expense, net	—	3	2	—	5
Depreciation and Amortization	—	6	4	—	10
Contract Amortization	1	—	—	—	1
Adjustments to reflect Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	1	—	—	5

Adjusted EBITDA	9	14	11	(2)	32

Appendix A-3: Cash Available for Distribution Reconciliation

The following table summarizes the calculation of cash available for distribution and provides a reconciliation to adjusted EBITDA:

	Three Months Ended
($ in millions)	3/31/14	3/31/13
Adjusted EBITDA	69	32
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(13)	(12)
Cash distributions from unconsolidated affiliates	7	1
Cash interest paid	(16)	(12)
Maintenance Capital expenditures	(3)	(3)
Change in other assets	(8)	—
Principal amortization of indebtedness	(12)	(13)
Cash Available for Distribution	24	(7)

Appendix Table A-4: Adjusted EBITDA Guidance Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income:

	For the Twelve Months Ending	For the Three Months Ending
($ in millions)	12/31/14	6/30/14
Net Income	95	28
Adjustments to net income to arrive at Adjusted EBITDA:
Depreciation and amortization	65	16
Interest expense, net	65	21
Contract amortization	1	1
Income tax expense	14	(4)
Adjustment to reflect pro-rata Adjusted EBITDA from unconsolidated affiliates	52	13
Adjusted EBITDA	292	75

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG Yield’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG Yield considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                 Other companies in this industry may calculate EBITDA differently than NRG Yield does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG Yield’s business. NRG Yield compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplements. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG Yield considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG Yield may incur expenses similar to the adjustments in this news release.

Cash available for distribution is Adjusted EBITDA plus cash dividends from unconsolidated affiliates, less maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness and changes in others assets. Management believes cash available for distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.